QMed Innovations

QMed's flagship product, Quest, is a hardware and software solution that is designed to enable device manufacturers, distributors and care providers with inventory visibility by data and analytics to ensure more informed decision making, better resource management and improved outcomes.


QMED Innovations
The Power of Insight
Game changing data and analytics for medical device manufacturers, distributors and providers.

Invest

DEADLINE: November 17, 2023
in 2 months

SHARE PRICE
$0.20

TOTAL RAISED
$0

VALUATION
$14,807,459

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

QMed Innovations is a **wireless asset management and data aggregation company** formed to develop and commercialize technologies that enable medical device manufacturers, hospitals, labs and distributors to track surgical trays and instruments, manage inventories and mitigate loss and expense of inefficiency in the manufacturer to surgical procedure value chain.

In addition to improving the bottom-line performance of medical device companies by providing unprecedented visibility, utilization and control of medical device inventories, **Quest** (flagship product) aims to enable stakeholders to capture data that previously was not possible, resulting in further reductions in operating cost.

The global orthopedic devices market size is anticipated to reach **$53.8 billion by 2030**, up from $42.2 billion in 2022 representing a CAGR of 3.1%. North America accounts for 50% share of the global market, or approximately $22 to $23 billion. The market is inclusive of joint reconstruction, spinal devices, trauma devices, arthroscopy devices and orthobiologic devices. There are more than 6,000 hospitals, clinics, labs and surgical device centers in the U.S. alone.


QMED
Innovations
Quest
Quest
Quest

Victor Nunes, CEO of QMed Innovations Inc. showcases the company's Quest tracking product, which uses internet-connected technology to provide location data so manufacturers can keep track of their surgical kits that are used in orthopedic procedures. (PBN PHOTO)

PROBLEM

Original equipment manufacturers ("OEMs") face several key challenges in addition to asset loss (inventory in the field) including overbuild and excess inventory, inefficiency in resources management, overnight premium shopping costs, balance sheet erosion, increased audit expense, low field visibility and poor inventory management.

The entire value chain needs a better solution for asset management and data. We believe current RFID and Bluetooth solutions are unable to resolve key challenges, and relying on manual data entry and software solutions to asset management is both inefficient, costly and subject to frequent errors.

SOLUTION

QMed's Quest product aims to provide stakeholders with potentially 100% visibility on assets. It is one of the only autonomous Cellular IoT solution designed to withstand the rigors of asset processing in healthcare surgical environments. This translates into maximizing reductions in lost assets, optimization of inventory and capital investment.

Quest analytics aims to provide **daily location updates**, historical data of **inventory turns**, location **address record** of where kits are utilized, **maintenance and calibration tracking** and enables ease of regulatory compliance and recall management.


Quest


Quest
TRIFECTA
Quest


QVue
Users
Sarah Nunes
Demo Company 1
Assets
Search
Asset Management
Assets
Analytics
Company Management
Areas
Regions
Territories
Owners
Location Management
Locations
Misc.
Users
QMED innovations
The Power of Insight
Collapse
Asset ID
Asset Alerts
Location
C360-01
Ready for Pickup
OnTime Medical Sales Office
C360-02
Massachusetts General Hospital
PRECEPT-01
Inspection Due
Greater Boston Warehouse
PRECEPT-02
Shields Surgery Center ASC
PRECEPT-03
BT Logistics 3PL
PRECEPT-04
Inspection Due
Calibration Due
Boston Logan International Airp...
X360-LAT-01
NextGen Medical Sales Office
X360-LAT-02
West Hartford Warehouse
X360-LAT-03
Greater Boston Warehouse
X360-LAT-04
OnTime Medical Sales Office
Rows Per Page
100
1 - 10 of 10
MASSACHUSETTS
CONNECTICUT
RHODE ISLAND
Worcester
Springfield
Providence
Nashua
Lowell
Framingham

SUCCESS TO DATE

Our Quest product is newly commercial ready, and we have entered into trials with several of the industry's largest and key firms including initial orders from Anika, Accelus, Innovasys and Medtronic and believe we are well positioned, based on a deep pipeline of industry leaders at various points in our sales and marketing process to scale.

- QMed Innovations Named Gold Winner of 2021 Edison Awards
- Autonomous surgical kit tracking with Quest
- **Providence Business News**
  QMed tech device allows manufacturers to keep track of surgical kits

MARKET

The global orthopedic devices market size is anticipated to reach $53.8 billion by 2030, up from $42.2 billion in 2022 representing a CAGR of 3.1%. **North America accounts for 50%** share of the global market, or approximately $22 to $23 billion. The market is inclusive of joint reconstruction, spinal devices, trauma devices, arthroscopy devices and orthobiologic devices. There are more than 6,000 hospitals, clinics, labs and surgical device centers in the U.S. alone.

Proprietary instrument kits (surgical tools) are used for every surgical case. The global surgical kits market accounts for revenue of $18 billion in 2022 and is projected to increase to $22.5 billion by the end of 2026, representing a CAGR of 6.6% for the forecast period.

Surgical instrument kits

- Instruments kits are proprietary to each company and device
- Kits are reused after sterilization for new surgeries ("turns")
- Estimated $2.5 billion in new kits produced annually to support new products, lost kits, etc. (Avicenne Medical)

Business considerations

- Estimated thousands of reps in the US alone, managing approximately $28 billion in surgery cases
- Multiple instrument kits are needed for each surgery
- Severe margin pressure on orthopedic industry is prevalent, exacerbated by current macroeconomic conditions
- No kit = no surgery = no revenue

Key drivers

- Increasing prevalence of orthopedic disorders and traumatic injuries
- Rapid rise in the aging population increasing volume of surgical procedures

BUSINESS MODEL

Our primary customers are OEMs and distributors. Our business model includes an initial trial or test period which provides the customer field use of a sufficient amount of Quest devices to demonstrate the value proposition. We then work with these customers to develop a deployment schedule for additional devices sufficient to meet their inventory requirements.

Our financial model is license and SaaS based, determined by our customer's requirements and budgets. We use licensing fees and volume of orders to fix the monthly SaaS fees. Our contract terms are typically 3-years.

TEAM



Victor Nunes

CEO

Victor is the CEO and heads the technical and marketing efforts at QMed as well as the launch of Quest. He also oversees investor relations and fundraising. Vic has spent over 30 years in the orthopedic industry as an executive responsible for two global operations and supply chain organizations, among them Depuy Synthes, a Johnson & Johnson company.



Shelby Kornbluth

VP of Product Development

Shelby is responsible for all aspects of the company's product development, from concept engineering through commercialization. She has 25 years of experience in R&D and program management spent at Johnson & Johnson, Olympus Surgical Technologies, and Genzyme. During her two decades at Johnson & Johnson, Shelby assumed various roles of increasing responsibility and eventually took on the position of Director of R&D for the Neuro division.



Jeffrey C. Adam, CPA

CFO

Jeff is the fractional CFO and handles all financial aspects of the company, including financial reporting and investor relations. He is the managing partner of Adam Financial LLP, a boutique CPA firm and has over 40 years of financial, operational and strategic experience in public accounting, and has served as a CFO in various industries.

USE OF PROCEEDS

If the offering's maximum amount of $1,200,000 is raised:

Use	Value	% of Proceeds
Payroll	$400,000	33.3%
Research & Development	$300,000	25.0%
Inventory	$200,000	16.7%
Marketing	$150,000	12.5%
Legal & Professional	$50,000	4.2%
Administrative	$41,200	3.4%
Intermediary fees	$58,800	4.9%

TERMS

This is an offering of Class A Common Stock, under registration exemption 4(a)(6), in Q Med Innovations, Inc., doing business as QMed Innovations. This offering must raise at least $10,000 by November 17, 2023 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. QMed Innovations may issue additional securities to raise up to $1,200,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

80,037,297 shares
× $0.20 per share

$16,007,459 implied valuation

FINANCIALS

QMed Innovations' official name is Q Med Innovations, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Sep 6, 2023 • Primary offering of 6,000,000 shares at $0.20

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